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[The following letter was sent be United Therapeutics Corporation to certain of its shareholders beginning June 16, 2014.]

1040 Spring Street Silver Spring, Maryland 20910 Main: (301) 608-9292 Fax: (301) 608-9291

June 16, 2014

Re:     United Therapeutics Corporation June 26, 2014 Annual Meeting of Shareholders Supplemental Information Related to Proposal 2 (Advisory Resolution to Approve Executive Compensation — the “Say on Pay Resolution”)

Request for Shareholders to Vote FOR our Say on Pay Resolution, Notwithstanding ISS and Glass Lewis’s Recommendations, Which We Believe Are Misguided

Dear United Therapeutics Shareholder:

As a member of the Board of Directors of United Therapeutics Corporation and Chairman of its Compensation Committee, I have the honor of helping to lead a company that provides medicines to patients with extremely rare, debilitating and life-threatening conditions. During my tenure as a director, the Company’s approved product portfolio has grown to include four FDA-approved drugs for pulmonary arterial hypertension, and it continues to develop a pipeline of potential remedies and groundbreaking technologies to address this and other rare, life-threatening conditions.

As a fellow shareholder, I am also extremely pleased and proud of the Company’s consistent, long-term track record of performance, which is unmatched among our peer group:

•                  Our revenues have grown more than 20% per year for thirteen straight years.

•                  Since becoming profitable on a non-GAAP basis in 2004, our adjusted non-GAAP earnings have grown more than 20% per year in eight of the last nine years.

•                  Our stock price has grown over 1,400% since 2001.

None of these achievements would have been possible without the hard work and dedication of all United Therapeutics employees, and the exceptional leadership of our executive officers.  Our Compensation Committee has worked diligently to ensure that our executive compensation programs remain competitive with our peers and aligned with the interests of our shareholders. That is why we are extremely disappointed that ISS and Glass Lewis have recommended that our shareholders vote “against” our Say on Pay Resolution.

We strongly disagree with ISS and Glass Lewis’s recommendations, and are writing to request your support for our compensation philosophy and practices by voting FOR our Say on Pay Resolution.  Although our definitive proxy statement contains a complete discussion of our executive compensation practices, the summary below is intended to specifically address the concerns raised by ISS’s and Glass Lewis’s recommendations.

•                  There have been no material changes to our executive compensation program since shareholders began voting on our Say on Pay Resolutions. The principal elements of our executive compensation philosophy and program structure have not materially changed since 2010. In each of the past three years, we have received positive recommendations in favor of our executive compensation program from both ISS and Glass Lewis, as well as the overwhelming support of our shareholders as evidenced by 92.5%, 97.9% and 96% votes in favor of our 2011, 2012 and 2013 Say on Pay Resolutions, respectively. Since our compensation program has not changed in any material respect, it follows logically that our executive compensation program continues to warrant the support of our shareholders.

•                  The increase in our CEO’s reported compensation in 2013 is misleading without proper context. Our CEO’s total compensation as reported in the Summary Compensation Table on page 42 of our proxy statement indicates a $30.2 million increase in total compensation from 2013 over 2012. This change resulted almost entirely from the size of our CEO’s option grant, which amounted to 1,000,000 options in 2013, compared to 153,225 options in 2012. The size of this option grant did not result from any discretion on behalf of our Compensation Committee, but rather from the strict application of a performance-based formula (based on the increase in our market capitalization during the year) that has been in place in our CEO’s employment agreement since 1999.  Under this formula, our stock price must increase in order for our CEO to receive any stock options; then, the stock price must increase further for our CEO to realize any economic benefit from those stock options. As a result of this formula, she has received no performance-based stock option awards in three of the past ten years. This pay-for-performance formula, and the fact that long-term incentive compensation is a substantial part of our CEO’s total compensation, are the key reasons why our CEO’s total compensation is closely aligned with total shareholder return, as illustrated by the chart below. In addition, the fair value of the 2013 option grant (as reflected in the Summary Compensation Table) was determined at the time our stock price was at nearly an all-time high, and more than twice the stock price at the time of the 2012 option grant. Finally, the calculated fair value at the time of grant does not correlate to the actual realizable value of the stock option.  Additional, continued performance is required in order for this option to result in actual compensation, and for her to receive a further grant in 2014.  It is worth noting that her 2013 option grant is currently more than $23 per share underwater and, because our market capitalization has declined thus far in 2014, our CEO us currently on track to receive zero stock options in 2014.

5-Year CEO Actual Total Direct Compensation(1) vs.
United Therapeutics Indexed Total Shareholder Return(2)

(1)         Actual total direct compensation is defined as the sum of base salary, cash incentive bonus earned, the grant date fair value of long-term incentive awards, the change in the actuarial present value of retirement benefits under the SERP and the value of benefits/perquisites.

(2)         Indexed total shareholder return is equal to United Therapeutics’ stock price as of the end of each year as a percentage of the starting point of December 31, 2009.

•                  ISS’s criticism of the size of certain of our peers is unfounded. We have defined our peer group for the last four years based on a single, completely objective criterion — the top 25 companies in the NASDAQ Biotech Index, ranked by market capitalization.  ISS has questioned our peer group because the annual revenues of several peers are more than three times those of United Therapeutics. However, ISS fails to mention that approximately 25% of our peers have annual revenues (at the time the peer group was established) that are less than one-third those of United Therapeutics, and that our revenue ranking against the peer group is right in the middle of the group (14th out of a group of 26 companies).  As discussed and illustrated on pages 29-30 of our proxy statement, we believe this criterion results in a list of peers that are not only comparable to our company based on a variety of metrics, but also representative of the companies with which we compete for executive talent.

•                  Our executive compensation program is more performance-oriented than our peers’ executive compensation programs. ISS and Glass Lewis fail to recognize that our executive compensation structure is far more heavily weighted toward performance-based pay than our peers. On average, 80% of annual pay for our executive officers is performance-based, while only 30% of annual pay is performance-based among our peers (see page 24 of our proxy statement). Moreover, ISS appears to discredit the performance-based nature of the formula used to determine our CEO’s stock option grant, while we believe it is more performance-based than the vast majority of performance equity plans in the biotech industry. As noted above, there are two performance elements to our CEO’s stock option award. First, our market capitalization must increase during the year in order for our CEO to receive any stock options; second, because the grant price of the stock options is our stock price at the end of the year, the stock price must increase further for our CEO to realize any economic benefit from those stock options. It is the opinion of the Compensation Committee that the link between pay and performance could not be more direct or aligned with the interests of our shareholders.

•                  ISS’s criticism of our target pay position does not consider our overall pay structure nor how we deliver actual pay based on performance. ISS criticizes our practice of targeting executive compensation at a level above the median of our peers.  We believe this criticism fails to consider the more performance-based nature of our compensation structure relative to our industry peers, as noted above. An executive at our company expects the opportunity to earn more than our peers if he or she is accepting more risk via a relatively higher percentage of performance-based pay, as compared to our peer company executives. Hence, our Compensation Committee believes targeting compensation levels at or above the 75th percentile is appropriate. However, this is only a target; actual pay needs to correlate to actual company performance, a consistent driving principle for our Compensation Committee.  For instance, in 2011 our CEO’s actual compensation (defined as base salary + actual cash incentive earned + grant date value of stock options) was at approximately the 30th percentile of our peers. In 2012, her actual compensation was below the 25th percentile. Over the last 10 years, our CEO’s performance-based stock option structure has resulted in her receiving zero stock options three times, thus demonstrating our commitment to ensuring alignment between executive incentives and company performance. Finally, our Compensation Committee believes that it is appropriate that executives with more experience in their positions and with proven track records of performance, such as our executives, should be paid above the middle of the peer group.

•                  Consistency in philosophy and design. As noted above, our stock option formula provides significant risk to our CEO — in years where our market capitalization does not increase, our CEO receives no long-term incentive compensation.  In addition, if our stock price does not continue to grow after stock options are granted, they result in no realizable pay.  This structure has been in place since 1999 and is embedded in our CEO’s employment agreement, and our Compensation Committee has followed it without wavering and without exercising any discretion.  We are disappointed that ISS does not acknowledge this point, which we believe distinguishes us from many companies that routinely shift their program designs to ensure consistent payouts.

•                  ISS’s concerns about our CEO’s immediately-vested options are unfounded. Our Compensation Committee believes that immediate vesting of the CEO stock option award at grant is appropriate in light of the fact that the award is a function of a purely performance-based formula, and therefore the performance-based “condition” for this element of her compensation has already been achieved in order for her to receive an award.  This approach is similar to that of other biotech companies that award contingent, performance-based equity at the beginning of an established performance period, and grant fully vested shares at the end of the period, subject to achievement of specified performance goals. Unlike other biotech companies that typically grant fully vested shares of stock at the end of the performance period, the CEO’s arrangement provides for the grant of an option (to the extent earned) with an exercise price equal to our stock price at the end of the year. Thus, there is an additional, inherent performance factor as compared to most other companies because the stock price must increase further after the date of grant to produce any actual value.  Furthermore, our CEO has exercised less than 25% of the stock options she has been granted since the beginning of 2003, which demonstrates her positive view of the long-term growth prospects of our company notwithstanding the immediate vesting of these awards upon grant. As of December 31, 2013, our CEO held approximately 3.4 million vested stock options and 533,000 shares of our common stock (including over 53,000 shares she purchased on the open market in 2012 for $2.6 million). Given these facts, our Compensation Committee believes that our CEO is already appropriately incentivized to maximize shareholder value without the need for an extended vesting period.

•                  Glass Lewis’s criticism of market capitalization as the single performance criteria (especially when measured year over year) for our CEO option grant is unfounded.  We believe that market capitalization is a pure pay-for-performance metric, which ties our CEO’s compensation directly to the growth in our stock price.  As a high-technology, high-growth company, we could not envisage a more appropriate criteria.  As noted elsewhere, although the measurement period for the option grant is only one year, our stock price must then increase further for those options to have any realizable value whatsoever (contrasted to many of our peers, which grant restricted stock that has immediate realizable value at the end of the measurement period).  We believe that our impressive track record of long-term growth suggests strongly that our CEO is being properly incentivized.

We welcome feedback from our shareholders regarding our business, our corporate governance and executive compensation programs, as well as all of the proposals for our upcoming shareholder meeting.  Moreover, we want our shareholders to know that our Compensation Committee takes its responsibilities, deliberations and decisions very seriously. We do so from our vantage point inside the Board room, where we have significant interaction with senior management, the advice of an independent compensation consultant and the benefit of executive sessions to discuss compensation matters without the presence of management.  We firmly believe ISS and Glass Lewis misunderstand our executive compensation programs and that their suggested changes do not promote the best long-term interests of United Therapeutics and its shareholders.   Accordingly, we strongly encourage you to vote FOR all proposals contained in our proxy statement, including our Say on Pay Resolution.

If you have any questions or would like to discuss any of these issues further, please contact Michael Benkowitz, Executive Vice President — Organizational Development, at (415) 464-4838 or mbenkowitz@unither.com.

We appreciate your continued support.

Sincerely,

Christopher Causey

Compensation Committee Chairman